Exhibit 99.1

AÉROPOSTALE REPORTS RECORD SECOND QUARTER 2009 RESULTS

Second Quarter Net Sales Increase 20%; Same Store Sales Increase 12%
Earnings Per Share Growth of 84% to $0.57 Per Diluted Share
Provides Third Quarter Guidance

New York, New York, August 20, 2009 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the second quarter ended August 1, 2009.

Net income for the second quarter of fiscal 2009 was $38.6 million, or $0.57 per diluted share, compared to net income of $21.1 million, or $0.31 per diluted share, in the second quarter of fiscal 2008. Results for the second quarter include pre-tax charges of approximately $0.6 million related to the closing of the Company’s Jimmy’Z concept.

For the second quarter of fiscal 2009, total net sales increased 20% to $453.0 million, from $377.1 million in the year ago period. Same store sales for the second quarter increased 12%, compared to a same store sales increase of 11% last year. Year to date, total net sales have increased 21% to $861.0 million, from $713.5 million in the year ago period. Year to date, same store sales have increased 11%, compared to a same store sales increase of 10% last year.

Total net revenue from the Company’s e-commerce business for the second quarter of fiscal 2009 increased 49% to $15.8 million, from $10.6 million for the second quarter of fiscal 2008.

Julian R. Geiger, Chairman and Chief Executive Officer, said, “We are extremely pleased with our results for the second quarter. We continue to create strong brand momentum by striking the right balance between fashion and value. Our initial reads on our back to school merchandise have been positive and we believe that we are well positioned as we head into the second half of the year. We remain focused on executing our strategic initiatives and investing in our business to support long-term growth.”

Third Quarter Guidance:
The Company announced its earnings guidance for the third quarter of fiscal 2009. The Company believes it will achieve earnings in the range $0.76 to $0.78 per diluted share for the third quarter, compared to earnings of $0.63 per share in the third quarter last year.

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M. EDT to review its second quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and www.fulldisclosure.com.  To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale™ stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale™ products can be purchased in P.S. from Aéropostale™ stores and online at www.ps4u.com. The Company currently operates 887 Aéropostale stores in 49 states and Puerto Rico, 37 Aéropostale stores in Canada and 7 P.S. from Aéropostale stores in 3 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	August 1, 2009	January 31, 2009	August 2, 2008

ASSETS
Current Assets:
Cash and cash equivalents	$245,454	$228,530	$70,792
Merchandise inventory	200,993	126,360	183,710
Other current assets	44,366	38,991	43,614
Total current assets	490,813	393,881	298,116

Fixtures, equipment and improvements, net	256,978	248,999	249,826

Other assets	14,886	15,039	18,377

TOTAL ASSETS	$762,677	$657,919	$566,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$125,009	$77,247	$125,271
Accrued expenses	82,020	98,190	69,838
Total current liabilities	207,029	175,437	195,109

Other non-current liabilities	126,072	127,422	126,696

Stockholders’ equity	429,576	355,060	244,514

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$762,677	$657,919	$566,319

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	13 weeks ended
	August 1, 2009		August 2, 2008
		% of sales		% of sales

Net sales	$453,020	100.0%	$377,145	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	287,328	63.4	251,209	66.6

Gross profit	165,692	36.6	125,936	33.4

Selling, general and administrative expenses	101,282	22.4	90,654	24.0

Income from operations	64,410	14.2	35,282	9.4

Interest income, net	171	0.0	80	0.0

Income before income taxes	64,581	14.2	35,362	9.4

Income taxes	25,992	5.7	14,309	3.8

Net income	$38,589	8.5%	$21,053	5.6%

Basic earnings per share	$0.57		$0.31

Diluted earnings per share	$0.57		$0.31

Weighted average basic shares	67,386		66,905

Weighted average diluted shares	68,297		67,716

STORE DATA:

Comparable store sales increase	12%		11%

Stores open at end of period	927		879

Total square footage at end of period	3,337,845		3,139,274

Average square footage during period	3,331,902		3,086,083

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	26 weeks ended
	August 1, 2009		August 2, 2008
		% of sales		% of sales

Net sales	$861,044	100.0%	$713,477	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	547,462	63.6	476,263	66.8

Gross profit	313,582	36.4	237,214	33.2

Selling, general and administrative expenses	195,728	22.7	172,744	24.2

Income from operations	117,854	13.7	64,470	9.0

Interest income, net	126	0.0	320	0.0

Income before income taxes	117,980	13.7	64,790	9.0

Income taxes	47,716	5.5	26,239	3.6

Net income	$70,264	8.2%	$38,551	5.4%

Basic earnings per share	$1.04		$0.58

Diluted earnings per share	$1.03		$0.57

Weighted average basic shares	67,242		66,827

Weighted average diluted shares	68,043		67,511

STORE DATA:

Comparable store sales increase	11%		10%

Average square footage during period	3,314,005		3,027,628